EXHIBIT 99.1

For information: Paul V. Dufour	For immediate release

Telephone: (972) 401-7391	March 9, 2004

IRVING, Texas — IMCO Recycling Inc. (NYSE: IMR) today said that its previously announced net earnings for the fourth quarter and full year of 2003 have been revised upward.

The company previously reported (February 2, 2004) net earnings of $456,000 or $.03 per share for the fourth quarter of 2003 and net earnings of $3.9 million or $.26 per share for the full year of 2003.

In October 2003, as a part of IMCO’s refinancing of virtually all of its outstanding debt, the company loaned funds from the refinancing to its German subsidiary, VAW-IMCO, to pay off its then existing bank debt.

On February 6, 2004, VAW-IMCO repaid this intercompany loan realizing a transaction gain due to changes in the currency exchange rates between the Euro and the U.S. dollar. FASB Financial Standard No.52 “Foreign Currency Translation” requires that the portion of the gain that occurred in the fourth quarter of 2003 be included in that period’s results.

Including this gain which totaled $1.0 million or $.07 per common diluted share after tax, the company’s fourth quarter 2003 net earnings were $1.5 million or $.10 per share and for the full year of 2003 net earnings were $5.0 million or $.33 per share.

The company’s net earnings in the fourth quarter of 2002 were $1.5 million or $.10 per share.

Before the cumulative effect of a required accounting change for goodwill that was recognized in the first quarter, the company’s earnings for all of 2002 were $6.9 million or $.47 per share. After the effect of the accounting change, IMCO had a net loss in 2002 of $51.9 million or $3.54 per share.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.